EXHIBIT 2.2
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of October 26, 2005 by and among AT HOLDINGS CORPORATION, a Delaware corporation (the “Company”), ARGO-TECH CORPORATION, a Delaware corporation (“Argo-Tech”), GREATBANC TRUST COMPANY, an Illinois corporation (the “Trustee”), in its capacity as trustee for The Argo-Tech Corporation Employee Stock Ownership Plan, V.G.A.T. INVESTORS, LLC, a Delaware limited liability company (“Parent”), and VAUGHN MERGER SUB, INC., a Delaware corporation (“Acquisition Sub”).
     WHEREAS, the Company, Argo-Tech, the Trustee, Parent and Acquisition Sub are parties to that certain Agreement and Plan of Merger, dated as of September 13, 2005 (the “Original Agreement,” and, as modified by this Amendment, the “Agreement”), pursuant to which Parent is to acquire the Company through the merger of Acquisition Sub with and into the Company; and
     WHEREAS, the parties wish to amend the Original Agreement in the respects, and only in the respects, set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     ARTICLE 1. Defined Terms. Capitalized terms used herein and not defined shall have the respective meanings given to such terms in the Original Agreement.
     ARTICLE 2. Amendments to Original Agreement and Disclosure Schedules.
          2.1 Amendment to Section 1.1. Section 1.1 of the Original Agreement is hereby amended by inserting therein the following definition immediately prior to the definition of “Rollover Amount”:
     “Restricted Subsidiary” shall have the meaning set forth in the Indenture.”
          2.2 Amendment to Section 2.3. Section 2.3 of the Original Agreement is hereby amended by deleting clauses (i) and (ii) in the first sentence of paragraph (c) thereof and replacing such clauses with the following in substitution therefor:
“(i) a certificate, duly executed by an authorized executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Sections 7.1(c) through (f) and Sections 7.3(a) through (t) (in each case, to the extent such conditions relate to the Company) have been fulfilled; (ii) a certificate, duly executed by the Trustee, dated the Closing Date, certifying that the conditions specified in Sections 7.1(c) through (f) and Sections 7.3(a) through (t) (in each case, to the extent such conditions relate to the ESOP) have been fulfilled;”

          2.3 Amendments to Section 2.8.
     (a) Paragraph (b) of Section 2.8 of the Original Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following in substitution therefor:
“Such contribution and issuance is intended to qualify as a tax free contribution pursuant to Section 721 of the Code.”
     (b) Paragraph (c) of Section 2.8 of the Original Agreement is hereby further amended by adding a new subparagraph (viii) at the end thereof, which shall read as follows:
“(viii) Notwithstanding the foregoing provisions of this paragraph (c) and the provisions of subparagraphs (b)(i) and (b)(iii) of Section 2.10(b), the Company may, prior to the Closing and in lieu of appointment of a Paying Agent as provided for herein, distribute the Letters of Transmittal directly to the holders of Common Stock and the Warrant and, in such event, the Company, as agent for Parent, following receipt by the Company of such portion of the Merger Consideration from Parent, shall cause the portion of the Merger Consideration payable to each such Equity Holder at the Effective Time to be transmitted to such Equity Holder promptly following the later of the Effective Time and receipt by the Company of an executed Letter of Transmittal from such Equity Holder, in each case, in accordance with the delivery instructions provided by the Equity Holders with such Letters of Transmittal.”
          2.4 Amendments to Section 2.12.
     (a) Paragraph (a) of Section 2.12 of the Original Agreement is hereby amended by deleting the first four lines thereof in their entirety and replacing them with the following:
“(a) Promptly following the consummation of any Argo-Tracker Disposition or liquidation of Argo-Tracker Corporation pursuant to Section 6.7(c), the Surviving Corporation shall distribute any proceeds of such disposition or liquidation, net of all Taxes and transaction expenses (“Argo-Tracker Proceeds”), as follows:”
     (b) Paragraph (a) of Section 2.12 of the Original Agreement is hereby further amended by adding the phrase “, less applicable withholding of Tax,” immediately following the phrase “20% of all Excess Proceeds” in the first line of subparagraph (iii)(A) thereof.
     (c) Paragraph (b) of Section 2.12 of the Original Agreement is hereby deleted in its entirety and replaced with the following in substitution therefor:
“(b) With respect to Equity Holders that hold shares of Common Stock or the Warrant, the aggregate Proportionate Share of all Argo-Tracker Proceeds payable pursuant to Section 2.12(a) above in respect of such holders’ Common Stock and Warrants shall, if a Paying Agent is appointed by the Company pursuant to Section 2.8 above, be delivered to the Paying Agent by wire transfer pursuant to the Wire Transfer Instructions for the benefit of such Equity Holders (and the Paying Agent will promptly pay to each such holder the amount to which it is entitled pursuant to Section 2.12(a) above with respect to such holder’s Common Stock and the Warrant) and, if a Paying Agent is not so appointed, then the respective Proportionate Shares of Argo-Tracker Proceeds payable in respect of Common Stock and Warrants shall be paid by the Surviving Corporation directly to such Equity Holders in accordance with the wire transfer instructions provided by such Equity Holders with their respective Letters of Transmittal. With respect to Equity Holders that hold In-the-Money Options, SARs, or SERP Awards, the Proportionate Share of all Argo-Tracker Proceeds payable pursuant to Section 2.12(a) above in respect of such holder’s In-the-Money Options, SARs or SERP Awards will be paid by check through the Surviving Corporation’s payroll system. In addition, all Argo-Tracker Proceeds distributed to officers of Argo-Tracker Corporation pursuant to Sections 2.12(a)(iii)(A) and (B) above will be paid by check through the Surviving Corporation’s payroll system. For the avoidance of doubt, Equity Holders shall have no rights with respect to Argo-Tracker other than the right to receive a portion of the Argo-Tracer Proceeds upon the disposition or liquidation of Argo-Tracker as described in this Section 2.12, and under no circumstances will any Equity Holder be deemed to own, have any interest in or other rights with respect to (including rights to vote or receive dividends), any shares of capital stock of Argo-Tracker.”
          2.5 Amendments to Section 6.1.
     (a) Paragraph (b) of Section 6.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following in substitution therefor:
“(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) on any class of Capital Stock of the Company or its Subsidiaries, or redeem or repurchase any shares of Capital Stock of the Company or its Subsidiaries, provided that Restricted Subsidiaries shall be permitted to declare, set aside and pay dividends or other distributions on shares of their Capital Stock to Argo-Tech and to other Restricted Subsidiaries;”
     (b) Paragraph (d) of Section 6.1 is hereby deleted in its entirety and replaced with the following in substitution therefor:
“(d) sell, transfer, license, assign, pledge or otherwise dispose of any material assets of the Company and its Subsidiaries or create an Encumbrance (other than a Permitted Encumbrance) with respect to any of its material assets, or fail to maintain, or permit the loss, lapse or abandonment of, any material Company Intellectual Property, provided that Restricted Subsidiaries shall be permitted to make transfers of their respective property or assets to Argo-Tech or to other Restricted Subsidiaries;”

     (c) Paragraph (n) of Section 6.1 is hereby amended by deleting clause (iii) thereof and replacing it with the following in substitution therefor:
“(iii) make any loans, advances or capital contributions to or investments in any other Person, except for loans or advances to employees, in each case in the Ordinary Course, and except for loans or advances made by Restricted Subsidiaries to Argo-Tech or to other Restricted Subsidiaries, provided that the Company may make investments in Argo-Tracker Corporation (and for the avoidance of doubt, to the extent such investments exceed $1,000,000, they will be deemed Closing Dividends/Investments hereunder);”
     (d) Paragraph (p) of Section 6.1 is hereby deleted in its entirety and replaced with the following in substitution therefor:
“(p) discharge or satisfy any material Encumbrance, or obligation or liability in excess of $250,000, other than current liabilities payable in the Ordinary Course, and other than obligations owed by a Restricted Subsidiary to Argo-Tech or to another Restricted Subsidiary;”
          2.6 Amendment to Section 7.1. Section 7.1 of the Original Agreement is hereby amended by deleting paragraph (g) thereof in its entirety.
          2.7 Amendment to Section 8.5. Section 8.5 of the Original Agreement is hereby amended by deleting paragraph (b) thereof in its entirety and replacing it with the following in substitution therefor:
“On such date as is the 12-month anniversary of the Closing Date, all amounts held in escrow, less any portion of such amounts subject to any outstanding unresolved Claim Notice delivered on or prior to such date, shall be disbursed in accordance with the terms of the Escrow Agreement.”
     ARTICLE 3. Miscellaneous.
          3.1 Governing Law. This Amendment, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York for contracts made and to be performed solely within such state, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
          3.2 Consent to Jurisdiction. Each party to this Amendment, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of New York, County of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Amendment or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Amendment or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts, whether on the grounds of forum non conveniens or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.3 of the Agreement, will constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.
          3.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AMENDMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
          3.4 Headings. The section headings hereof are for convenience of reference only and are to be given no effect in the construction, interpretation or effect hereof.
          3.5 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          3.6 Notices. Any notices to be given under this Amendment shall be given pursuant to Section 11.3 of the Agreement, which is hereby incorporated by reference.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the undersigned have caused this First Amendment to Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

AT HOLDINGS CORPORATION
By:	/s/ Michael S. Lipscomb
	Name:	Michael S. Lipscomb
	Title:	President and CEO

ARGO-TECH CORPORATION
By:	/s/ Michael S. Lipscomb
	Name:	Michael S. Lipscomb
	Title:	President and CEO

GREATBANC TRUST COMPANY, IN ITS CAPACITY AS TRUSTEE OF THE ARGO- TECH CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
By:	/s/ Marilyn Marchetti
	Name:	Marilyn Marchetti
	Title:	Senior Vice President

V.G.A.T. INVESTORS, LLC
By:	/s/ Steven Silver
	Name:	Steven Silver
	Title:	Vice President

VAUGHN MERGER SUB, INC.
By:	/s/ Steven Silver
	Name:	Steven Silver
	Title:	Vice President